IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, April 20, 2012 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the first quarter of 2012 increased 10% to $322.7 million, from $292.7 million for the first quarter of 2011. Organic revenue growth[1] was 10%. Earnings per diluted share ("EPS") for the quarter ended March 31, 2012 increased 16% to $0.72, compared to $0.62 for the same period in the prior year.

(Logo: http://photos.prnewswire.com/prnh/20110602/NE13041LOGO )

In addition to discussing first quarter financial and business performance, management will provide an update on the U.S. Federal Trade Commission investigation on the quarterly conference call scheduled for 9:00 a.m. (eastern) today.

"I am pleased with our first quarter results," stated Jonathan Ayers, Chairman and Chief Executive Officer. "Our 10% organic growth in the first quarter, in an economic environment that remains challenging, demonstrates the success of our strategy to bring innovative products and services to our veterinary and other customers, as well as strong commercial execution in markets around the world."

"Our pace of innovation continues in the second quarter as we look forward to launching new products to expand the diagnostic capability of veterinarians. Our SNAP® 4Dx® Plus Test, recently approved by the USDA[2], expands the value of vector-borne disease screening with the ability to test for two additional pathogens. Our test to detect levels of Phenobarbitol, a standard therapy used to control seizures in dogs, represents a valuable expansion of the menu of our Catalyst Dx® chemistry analyzer."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the first quarter of 2012 were $268.1 million compared to $240.6 million for the first quarter of 2011. Organic growth of 10% was due primarily to growth in our reference laboratory diagnostic and consulting services business and in our instrument and consumables business. In our reference laboratory diagnostic and consulting services business, revenues increased due to higher sales volumes driven primarily by the acquisition of new customers due, in part, to geographic expansion. The revenue increase in our instruments and consumables business was largely the result of higher sales volumes of our Catalyst Dx® and ProCyte Dx® instruments and related consumables. Revenue from acquisitions contributed 2% to revenue growth and changes in foreign currency exchange rates reduced revenue growth by less than 1%.

Water. Water revenues for the first quarter of 2012 were $19.6 million compared to $19.0 million for the first quarter of 2011. Organic revenue growth of 4% was due primarily to higher Colilert® product sales volumes driven by new account acquisitions. Changes in foreign currency exchange rates reduced revenue growth by less than 1%.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the first quarter of 2012 were $22.2 million compared to $23.9 million for the first quarter of 2011. The 6% decline in organic revenue was due, in part, to lower sales of Bovine Spongiform Encephalopathy ("BSE" or otherwise commonly referred to as mad cow disease) tests resulting from changes in European Union BSE testing requirements. Effective July 1, 2011, the age at which healthy cattle to be slaughtered are required to be tested for BSE in the European Union was increased from 48 to 72 months, which is reducing the population of cattle tested for this disease. Changes in foreign currency exchange rates reduced revenue growth by 2%.

Additional Operating Results for the First Quarter

Gross profit for the first quarter of 2012 increased $19.8 million, or 13%, to $174.8 million from $154.9 million for the first quarter of 2011. As a percentage of total revenue, gross profit increased to 54% from 53%. The increase in the gross profit percentage was due primarily to lower overall manufacturing costs and the favorable impact of currency as hedging gains more than offset the net unfavorable impact of changes in foreign currency exchange rates.

Selling, general and administrative ("SG&A") expense for the first quarter of 2012 was $93.8 million, or 29% of revenue, compared to $83.6 million, or 29% of revenue, for the first quarter of 2011. The increase in SG&A expense was due primarily to increased personnel-related costs and higher costs attributable to investments in information technology. Research and development ("R&D") expense for the first quarter of 2012 was $20.6 million, or 6% of revenue, compared to $17.8 million, or 6% of revenue for the first quarter of 2011. The increase in R&D expense resulted primarily from higher external consulting and development costs and increased personnel-related costs.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three months ended March 31, 2012.

Outlook for 2012

The Company provides the following updated guidance for the full year of 2012. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.30, the British pound at $1.57 and the Canadian dollar at $1.00 for the balance of 2012. Based on these assumptions, a 1% strengthening of the U.S. dollar would decrease revenue by approximately $4.5 million and operating profit by approximately $0.8 million on an annual basis. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations for 2012.

  Revenues are expected to be $1.31 to $1.32 billion, which represents both reported and organic revenue growth of 8 to 9%. The increase in reported revenue growth compared to our previous guidance is due primarily to favorable changes in foreign currency exchange rates, reflecting a weakening of the U.S. dollar relative to other currencies since the date of our previous guidance.
  EPS are expected to be $3.07 to $3.12, compared to our previous guidance of $3.04 to $3.10. The increase in guidance reflects the favorable impact of changes in foreign currency exchange rates. The modest tightening of our range toward the high end reflects an additional penny from business performance.
  Free cash flow is expected to be 110% of net income.[3]
  Capital expenditures are expected to be approximately $60 million.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its first quarter results and management's outlook, and will also provide an update on the U.S. Federal Trade Commission investigation. To participate in the conference call, dial 1-612-288-0340 or 1-800-230-1096 and reference confirmation code 243564. An audio replay will be available through April 27, 2012 by dialing 1-320-365-3844 and referencing replay code 243564.

The call will also be available via live or archived webcast on the IDEXX Laboratories' web site at http://www.idexx.com.

Annual Meeting

IDEXX Laboratories, Inc. today announced that it will host a simultaneous webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 9, 2012, at 10:00 a.m. (eastern) at IDEXX Laboratories, One IDEXX Drive, Westbrook, Maine.

Chairman and Chief Executive Officer, Jonathan Ayers will chair the meeting. Investors may listen to live audio of the Annual Meeting and view a presentation via a link on the Company's web site, http://www.idexx.com. An archived edition of the meeting will be available after 1:00 p.m. (eastern) on that day via the same link.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 5,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of the resolution of the U.S. Federal Trade Commission investigation into our marketing and sales practices; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2011,in the section captioned "Risk Factors."

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2012	2011
Revenue:	Revenue	$ 322,676	$ 292,672
Expenses and
Income:	Cost of revenue	147,902	137,747
	Gross profit	174,774	154,925
	Sales and marketing	57,632	50,985
	General and administrative	36,178	32,596
	Research and development	20,557	17,812
	Income from operations	60,407	53,532
	Interest expense, net	(757)	(359)
	Income before provision for income taxes	59,650	53,173
	Provision for income taxes	18,916	16,567
Net Income:	Net income	40,734	36,606
	Less: Noncontrolling interest in subsidiary's
	losses	(9)	(6)
	Net income attributable to stockholders	$ 40,743	$ 36,612
	Earnings per share: Basic	$ 0.74	$ 0.64
	Earnings per share: Diluted	$ 0.72	$ 0.62
	Shares outstanding: Basic	55,208	57,457
	Shares outstanding: Diluted	56,439	59,090

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended
		March 31,	March 31,
		2012	2011
Operating	Gross profit	54.2%	52.9%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	29.1%	28.6%
revenue):	Research and development expense	6.4%	6.1%
	Income from operations(1)	18.7%	18.3%

International	International revenue (in thousands)	$ 132,284	$ 122,571
Revenue:	International revenue as percentage of
	total revenue	41.0%	41.9%

(1) Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		March 31,	Percent of	March 31,	Percent of
		2012	Revenue	2011	Revenue
Revenue:	CAG	$ 268,073		$ 240,589
	Water	19,582		18,965
	LPD	22,182		23,939
	Other	12,839		9,179
	Total	$ 322,676		$ 292,672

Gross Profit:	CAG	$ 139,401	52.0%	$ 123,351	51.3%
	Water	12,967	66.2%	11,391	60.1%
	LPD	15,182	68.4%	16,547	69.1%
	Other	5,317	41.4%	3,742	40.8%
	Unallocated Amounts	1,907	N/A	(106)	N/A
	Total	$ 174,774	54.2%	$ 154,925	52.9%

Income from
Operations:	CAG	$ 46,918	17.5%	$ 42,972	17.9%
	Water	8,295	42.4%	6,947	36.6%
	LPD	5,266	23.7%	7,150	29.9%
	Other	538	4.2%	(550)	(6.0%)
	Unallocated Amounts	(610)	N/A	(2,987)	N/A
	Total	$ 60,407	18.7%	$ 53,532	18.3%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	March 31, 2012	March 31, 2011	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth (3)

CAG	$268,073	$240,589	$27,484	11.4%	(0.5%)	1.5%	10.4%
Water	19,582	18,965	617	3.3%	(0.3%)	-	3.6%
LPD	22,182	23,939	(1,757)	(7.3%)	(1.7%)	-	(5.6%)
Other	12,839	9,179	3,660	39.9%	0.6%	-	39.3%
Total	$322,676	$292,672	$30,004	10.3%	(0.5%)	1.2%	9.6%

Three Months Ended
Net CAG Revenue	March 31, 2012	March 31, 2011	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth(3)

Instruments and consumables	$101,997	$93,887	$8,110	8.6%	(0.6%)	-	9.2%
Rapid assay products	43,664	38,617	5,047	13.1%	(0.2%)	-	13.3%
Reference laboratory diagnostic and consulting services	101,862	89,128	12,734	14.3%	(0.5%)	3.9%	10.9%
Practice management systems and digital radiography	20,550	18,957	1,593	8.4%	(0.1%)	-	8.5%
Net CAG revenue	$268,073	$240,589	$27,484	11.4%	(0.5%)	1.5%	10.4%

(1) The percentage change from currency is a non-U.S. GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended March 31, 2012 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended March 31, 2012.

(2) The percentage change from acquisitions is a non-U.S. GAAP measure. It represents the percentage change in revenue during the three months ended March 31, 2012 compared to the three months ended March 31, 2011 attributed to acquisitions subsequent to December 31, 2010.

(3) Organic revenue growth is a non-U.S. GAAP measure and represents the percentage change in revenue during the three months ended March 31, 2012 compared to the three months ended March 31, 2011 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					March 31,	December 31,
					2012	2011
Assets:		Current Assets:
		Cash and cash equivalents			$ 185,491	$ 183,895
		Accounts receivable, net			160,981	141,275
		Inventories			141,104	133,099
		Other current assets			57,290	65,958
		Total current assets			544,866	524,227
		Property and equipment, net			216,927	216,777
		Other long-term assets, net			299,312	289,810
		Total assets			$ 1,061,105	$ 1,030,814
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 40,614	$ 36,551
		Accrued liabilities			126,092	141,383
		Debt			254,931	243,917
		Deferred revenue			15,647	15,028
		Total current liabilities			437,284	436,879
		Long-term debt, net of current portion			2,263	2,501
		Other long-term liabilities			54,677	51,841
		Total long-term liabilities			56,940	54,342

	Total stockholders' equity				566,876	539,579
	Noncontrolling interest				5	14
	Total equity				566,881	539,593
	Total liabilities and stockholders' equity				$ 1,061,105	$ 1,030,814

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2012	2011	2011	2011	2011
Selected
Balance Sheet	Days sales outstanding (1)	42.7	41.0	43.1	41.2	40.2
Information:	Inventory turns (2)	1.8	1.8	1.7	1.7	1.8

(1)     Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2012	2011
Operating:	Cash Flows from Operating Activities:
	Net income	40,734	36,606
	Non-cash charges	17,647	18,929
	Changes in assets and liabilities	(38,679)	(23,299)
	Tax benefit from share-based compensation arrangements	(4,518)	(7,018)
	Net cash provided by operating activities	$ 15,184	$ 25,218
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(9,446)	(9,575)
	Proceeds from disposition of pharmaceutical product lines	3,000	3,000
	Proceeds from sale of property and equipment	2	82
	Acquisition of intangible asset	(900)	-
	Net cash used by investing activities	$ (7,344)	$ (6,493)
Financing:	Cash Flows from Financing Activities:
	Borrowings (payments) on revolving credit facilities, net	11,000	(2,487)
	Payment of notes payable	(224)	(210)
	Repurchases of common stock	(27,630)	(39,940)
	Proceeds from the exercise of stock options and employee stock purchase plans	5,772	12,169
	Tax benefit from share-based compensation arrangements	4,518	7,018
	Net cash used by financing activities	$ (6,564)	$ (23,450)
	Net effect of changes in exchange rates on cash	320	1,269
	Net increase (decrease) in cash and cash equivalents	1,596	(3,456)
	Cash and cash equivalents, beginning of period	183,895	156,915
	Cash and cash equivalents, end of period	$ 185,491	$ 153,459

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2012	2011
Free Cash
Flow:	Net cash provided by operating activities	$ 15,184	$ 25,218
	Royalty prepayment to obtain exclusive patent rights	6,250	-
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	4,518	7,018
	Purchases of property and equipment	(9,446)	(9,575)
	Free cash flow	$ 16,506	$ 22,661

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2012	2011
Share repurchases during the period	333	538
Average price paid per share	$ 82.85	$ 74.21

Shares remaining under repurchase authorization as of March 31, 2012 totaled 4,054,226.

Share repurchases do not include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

[1] Organic revenue growth for the first quarter of 2012 excludes revenue from business acquisitions, which contributed 1% to revenue growth, and the impact of changes in foreign currency exchange rates, which reduced revenue growth by less than 1%.

[2] U.S. Department of Agriculture

[3] Free cash flow is a non-U.S. GAAP measure. We calculate free cash flow as cash generated from operations, excluding our royalty prepayment in the first quarter of 2012, and tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations. Refer to our reconciliation above for our calculation of free cash flow. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155